Exhibit 99.1

ESSA Bancorp, Inc. Announces Fiscal 2022

Fourth Quarter, Twelve Months Financial Results

Stroudsburg, PA. – October 26, 2022 — ESSA Bancorp, Inc. (the “Company”) (NASDAQ:ESSA), the holding company for ESSA Bank & Trust (the “Bank”), a $1.9 billion asset financial institution providing full service commercial and retail banking, financial, and investment services in eastern Pennsylvania, today announced financial results for the fiscal fourth quarter and twelve months ended September 30, 2022.

Net income was $5.8 million, or $0.60 per diluted share, for the three months ended September 30, 2022, up from $3.9 million, or $0.40 per diluted share, for the three months ended September 30, 2021. For the twelve months ended September 30, 2022, net income was $20.1 million, or $2.06 per diluted share, compared with $16.4 million, or $1.65 per diluted share, for the twelve months ended September 30, 2021. Other highlights include:

•	Highest quarterly and annual earnings in Company history.

•	Net income increased 48.5% over the same quarter last year and 22.2% year over year.

•	Net interest income before provision for loan losses increased 13% year over year.

•	Return on average assets rose to 1.24% for the quarter and 1.08% for the fiscal year.

•	Total net loans increased by $95.0 million in 2022.

•	Commercial real estate loans, up 15% for the year, led loan growth.

•	Net interest margin and net interest spread expanded significantly in 2022.

•	Efficiency ratio improved to 61.6% for the quarter compared to 62.6% for the previous quarter.

•	Tangible book value rose to $19.12 per share compared to $19.02 per share at June 30, 2022.

•	Balance sheet strategies mitigated the negative impact of rising interest rates and fair market valuation adjustments to the Company’s accumulated other comprehensive (loss) income.

•	Shareholder value was enhanced in 2022 by quarterly dividends, a dividend increase, and share buyback.

Gary S. Olson, President and CEO, commented: “The Company finished fiscal 2022 with the strongest financial performance in its history. Income contributions from commercial and retail banking operations combined with productivity and operational discipline drove record earnings and increased shareholder value. Our banking team continued its outstanding work to earn new business, serve and retain existing customers, and manage credit quality.”

“Commercial real estate has consistently led loan growth. Our pipeline remains robust and credit quality is strong, however, higher interest rates along with economic uncertainty have begun to slow demand.”

“Residential mortgages have also contributed to our asset growth even though interest rates have nearly doubled during the past two quarters. They provide a consistent source of revenue from origination and processing. We believe our strong reputation for mortgage processing/servicing will continue to position ESSA as a leader in residential lending.”

“Our commitment to efficient operations throughout the organization has led to record measures of productivity and increased returns. Our disciplined response to rising interest rates has positioned us to promptly make rate adjustments on both loans and deposits to protect net interest margin.”

“We have developed a responsive, efficient, smooth-functioning organization. We believe the Company’s operational performance has never been better. This is the key to positioning the Company to effectively meet ongoing interest rate and other economic challenges as we enter the new fiscal year.”

FISCAL FOURTH QUARTER AND TWELVE MONTHS 2022 HIGHLIGHTS

•

For the three months ended September 30, 2022, the Company’s return on average assets and return on average equity increased to 1.24% and 10.70%, compared with 0.85% and 7.75%, respectively, for the comparable period of fiscal 2021. For the twelve months ended September 30, 2022, the Company’s return on average assets and return on average equity increased to 1.08% and 9.47%, compared with 0.87% and 8.28%, respectively, for fiscal 2021.

•

Net interest income increased to $17.0 million for the quarter ended September 30, 2022, compared with $13.8 million for the comparable period of fiscal 2021. Net interest income for the twelve months of 2022 increased to $59.8 million from $52.9 million a year earlier. Interest income for the fourth quarter of fiscal 2022 includes approximately $1.0 million of nonaccrual interest income that was recognized during the quarter due to the related loans being repaid. Interest income for the 2022 fiscal year includes approximately $2.1 million of nonaccrual interest income that was recognized during the year due to the related loans being repaid.

•

Asset repricing in a rising rate environment contributed to net interest margin increasing to 3.85% for the fourth quarter of 2022 compared with 3.14% for the comparable period of fiscal 2021. The net interest rate spread improved to 3.78% for the fourth quarter of 2022, compared with 3.08% for the fourth quarter of 2021.

•

Lending activity was highlighted by 15.0% growth in commercial real estate loans to $678.8 million at September 30, 2022 from $591.1 million at September 30, 2021. During the same period, the residential mortgage portfolio increased to $623.4 million from $580.3 million.

•

Total net loans at September 30, 2022 were $1.44 billion, up from $1.34 billion a year earlier. Growth in commercial and residential real estate loans was partially offset by sales of $13.6 million of lower-rate residential mortgage loans, $21.9 million in forgiveness of Paycheck Protection Program (“PPP”) loans, ongoing reduction of indirect auto loans and a reduction in the tax-exempt government loan portfolio.

•

Asset quality remained strong, with a ratio of nonperforming assets to total assets of 0.81% at September 30, 2022 compared to 0.43% at June 30, 2022 and 0.88% at September 30, 2021. The increase from the prior quarter was primarily due to one customer relationship where the Bank has ample collateral protection. The allowance for loan losses to total loans was 1.27% at September 30, 2022, 1.31% at June 30, 2022 and 1.33% at September 30, 2021, respectively.

•	Total deposits were $1.38 billion at September 30, 2022, with lower-cost core deposits (demand, savings and money market accounts) comprising 90% of total deposits at September 30, 2022.

•	The Bank continued to demonstrate financial strength, with a Tier 1 leverage ratio of 10.47% at September 30, 2022, exceeding regulatory standards for a well-capitalized institution.

•

Total stockholders’ equity increased to $212.3 million at September 30, 2022 compared with $201.8 million at September 30, 2021 and tangible book value per share at September 30, 2022 increased to $19.12 compared to $17.92 at September 30, 2021.

•

Unrealized losses due to rising interest rates in the Company’s available for sale investment securities portfolio were partially offset by unrealized gains in the Company’s derivative balance sheet hedges.

•	During fiscal 2022, the Company repurchased 110,000 shares of common stock at an average price of approximately $17.34 per share.

Fiscal Fourth Quarter and Twelve Months Income Statement Review

Total interest income was $18.0 million for the fourth quarter of fiscal 2022 compared with $14.7 million a year earlier, reflecting an increase in the total yield on average interest earning assets to 4.07% from 3.35%, and an increase in average interest earning assets of $10.3 million. Interest income for the fourth quarter of fiscal 2022 includes approximately $1.0 million of nonaccrual interest income that was recognized during the quarter due to the related loans being repaid.

Total interest income was $62.8 million for fiscal 2022 compared with $58.7 million in fiscal 2021, reflecting an increase in the total yield on average interest earning assets to 3.56% from 3.28%, which was partially offset by a decline in average interest earning assets of $21.2 million. Interest income attributable to PPP loans amounted to $835,000 for the twelve months of fiscal 2022 compared with $2.6 million for the comparable 2021 period. Interest income for the 2022 fiscal year includes approximately $2.1 million of nonaccrual interest income that was recognized during the year due to the related loans being repaid.

Interest expense was $961,000 for the fourth quarter of 2022, compared with $910,000 for the same period in 2021. The Company’s cost of interest-bearing liabilities increased to 0.29% for the 2022 quarter from 0.27% for the same quarter of 2021. For the twelve months of 2022, interest expense declined to $3.0 million from $5.8 million for the twelve months of 2021. The cost of interest-bearing liabilities declined to 0.23% for the 2022 fiscal year from 0.42% for the previous year. Average interest-bearing liabilities declined $48.5 million, primarily reflecting a lower level of time deposits from the previous year.

Net interest income after provision for loan losses for the three months ended September 30, 2022 was $17.0 million compared with $13.5 million for the three months ended September 30, 2021.There was no loan loss provision in the 2022 period compared to $300,000 for the comparable period in 2021. The net interest margin for three months ended September 30, 2022 was 3.85% compared with 3.14% for the comparable period of fiscal 2021. The net interest rate spread improved to 3.78% in the fourth quarter of 2022, compared with 3.08% in the fourth quarter of 2021.

Net interest income after provision for loan losses for the twelve months ended September 30, 2022 was $59.8 million compared with $50.2 million for the period in ended September 30, 2021. There was no loan loss provision in fiscal 2022 compared to $2.7 million for the twelve months ended September 30, 2021. The net interest margin for the twelve months ended September 30, 2022 was 3.38% compared with 2.96% for the comparable period of fiscal 2021. The net interest rate spread improved to 3.33% in the twelve months ended September 30, 2022, compared with 2.86% in the same period of 2021.

Noninterest income was $2.1 million for the three months ended September 30, 2022, compared with $2.6 million for the three months ended September 30, 2021. For the twelve months of 2022, noninterest income was $8.5 million compared with $11.5 million for the same period a year earlier. The decline in noninterest income during the quarter and year to date 2022 periods primarily reflected lower gain on sale of originated residential mortgage loans as the Company retained most of its originated mortgages, as well as no gain on sale of investments, and lower commercial loan swap fees.

Noninterest expense for the fourth quarter of 2022 was $11.8 million compared to $11.2 million for the comparable quarter in 2021. Noninterest expense for the twelve months of 2022 was $43.3 million compared to $41.8 million in the comparable period for 2021. These increases were due primarily to increases in compensation and employee benefits and professional fees which were offset in part by a decrease in FDIC insurance premiums and other operating expenses.

Balance Sheet, Asset Quality and Capital Adequacy Review

Total assets were $1.86 billion at September 30, 2022 compared with $1.86 billion at September 30, 2021, respectively. Decreases in cash and due from banks were used to fund growth in investment securities and loans and to offset a net decrease in interest bearing liabilities. At September 30, 2022, cash and cash equivalents were $27.9 million compared with $158.9 million at September 30, 2021.

Total net loans were $1.44 billion at September 30, 2022, up from $1.34 billion at September 30, 2021. Residential real estate loans were $623.4 million at September 30, 2022, compared to $580.3 million at September 30, 2021 as the Company retained originated mortgages in light of higher rates. Earlier in 2022, the Company sold $13.6 million in residential mortgage loan production recording $239,000 in gains on the sale of these loans in noninterest income. Indirect auto loans declined by $10.2 million during the twelve months ended September 30, 2022, reflecting expected runoff of the portfolio.

Commercial real estate loans increased to $678.8 million at September 30, 2022 compared with $591.1 million at September 30, 2021. Commercial loans (primarily commercial and industrial) were $38.2 million, compared with $63.5 million at September 30, 2021. The commercial loan decline primarily reflected a decrease of $21.9 million in PPP loans during fiscal 2022 as these loans were paid down or forgiven. Loans to states and political subdivisions were $40.4 million at September 30, 2022 compared to $56.2 million at September 30, 2021.

Total deposits were $1.38 billion at September 30, 2022 compared with $1.64 billion at September 30, 2021. Core deposits (demand accounts, savings and money market) were $1.25 billion, or 90.3% of total deposits, at September 30, 2022. Noninterest bearing demand accounts were $290.1 million, up 12.5% from September 30, 2021. Interest bearing demand accounts declined to $357.5 million from September 30, 2021 as the Bank shifted $225.0 million in brokered deposits to FHLB advances to take advantage of lower interest rates. Money market accounts were $402.1 million at September 30, 2022, down 6.1% from September 30, 2021. Total borrowings increased to $230.8 million at September 30, 2022.

Nonperforming assets were $15.1 million, or 0.81% of total assets at September 30, 2022 compared to $8.1 million or 0.43% at June 30, 2022 and $16.3 million or 0.88% of total assets at September 30, 2021. The increase from the prior quarter was primarily due to one customer relationship where the Bank has ample collateral protection. The allowance for loan losses to total loans was 1.27% at September 30, 2022. The Company trimmed other real estate owned (OREO) to $29,000 at September 30, 2022 from $461,000 a year earlier.

The Bank continued to demonstrate financial strength with a Tier 1 leverage ratio of 10.47% at September 30, 2022, exceeding regulatory standards for a well-capitalized institution.

Total stockholders’ equity increased $10.5 million to $212.3 million at September 30, 2022, from $201.8 million at September 30, 2021, primarily reflecting net income growth, offset in part by dividends paid to shareholders, other comprehensive loss and stock repurchases. Tangible book value per share at September 30, 2022 was $19.12 compared to $17.92 at September 30, 2021.

About the Company: ESSA Bancorp, Inc. is the holding company for its wholly owned subsidiary, ESSA Bank & Trust, which was formed in 1916. The Company has total assets of $1.9 billion and has 21 community offices throughout the Lehigh Valley, Greater Pocono, Scranton/Wilkes-Barre, and suburban Philadelphia areas. ESSA Bank & Trust offers a full range of commercial and retail financial services, asset management and trust services, investment services through Ameriprise Financial Institutions Group and insurance benefit services through ESSA Advisory Services, LLC. ESSA Bancorp Inc. stock trades on the NASDAQ Global Market (SM) under the symbol “ESSA.”

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including compliance costs and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity, and the Risk Factors disclosed in our annual, quarterly and current reports. In addition, the COVID-19 pandemic continues to have an adverse impact on the Company, its customers and the communities it serves.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FINANCIAL TABLES FOLLOW

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	September 30, 2022	September 30, 2021
	(dollars in thousands)
ASSETS
Cash and due from banks	$19,970	$146,841
Interest-bearing deposits with other institutions	7,967	12,105

Total cash and cash equivalents	27,937	158,946
Investment securities available for sale, at fair value	208,647	240,581
Investment securities held to maturity, at amortized cost	57,285	21,483
Loans receivable (net of allowance for loan losses of $18,528 and $18,113)	1,435,783	1,340,853
Loans, held for sale	—	381
Regulatory stock, at cost	14,393	4,651
Premises and equipment, net	13,126	13,605
Bank-owned life insurance	38,240	37,481
Foreclosed real estate	29	461
Intangible assets, net	281	520
Goodwill	13,801	13,801
Deferred income taxes	5,375	4,613
Derivative and hedging assets	24,481	2,554
Other assets	22,439	21,506

TOTAL ASSETS	$1,861,817	$1,861,436

LIABILITIES
Deposits	$1,380,021	$1,636,115
Short-term borrowings	230,810	—
Advances by borrowers for taxes and insurance	11,803	4,949
Derivative and hedging liabilities	9,176	1,756
Other liabilities	17,670	16,794

TOTAL LIABILITIES	1,649,480	1,659,614

STOCKHOLDERS’ EQUITY
Common stock	181	181
Additional paid-in capital	182,173	181,659
Unallocated common stock held by the Employee Stock Ownership Plan (“ESOP”)	(6,462)	(6,915)
Retained earnings	139,139	124,342
Treasury stock, at cost	(99,800)	(98,127)
Accumulated other comprehensive (loss) income	(2,894)	682

TOTAL STOCKHOLDERS’ EQUITY	212,337	201,822

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,861,817	$1,861,436

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2022	2021	2022	2021
	(dollars in thousands, except per share data)
INTEREST INCOME
Loans receivable, including fees	$15,587	$13,651	$56,051	$54,459
Investment securities:
Taxable	1,886	911	5,608	3,684
Exempt from federal income tax	11	35	61	156
Other investment income	513	112	1,092	388

Total interest income	17,997	14,709	62,812	58,687

INTEREST EXPENSE
Deposits	607	910	2,652	5,522
Short-term borrowings	354	—	389	209
Other borrowings	—	—	—	62

Total interest expense	961	910	3,041	5,793

NET INTEREST INCOME	17,036	13,799	59,771	52,894
Provision for loan losses	—	300	—	2,700

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	17,036	13,499	59,771	50,194

NONINTEREST INCOME
Service fees on deposit accounts	793	783	3,094	3,088
Services charges and fees on loans	431	498	1,830	1,865
Loan swap fees	104	30	311	652
Unrealized (loss) gains on equity securities	(1)	—	4	15
Trust and investment fees	403	456	1,635	1,530
Gain on sale of investments, net	—	1	—	460
Gain on sale of loans, net	—	437	239	2,174
Earnings on bank-owned life insurance	192	129	759	854
Insurance commissions	140	151	573	643
Other	22	65	65	212

Total noninterest income	2,084	2,550	8,510	11,493

NONINTEREST EXPENSE
Compensation and employee benefits	7,138	6,820	26,233	25,903
Occupancy and equipment	1,192	1,155	4,573	4,412
Professional fees	1,313	544	3,512	2,127
Data processing	1,039	1,046	4,577	4,436
Advertising	140	165	767	636
Federal Deposit Insurance Corporation (“FDIC”) premiums	141	250	573	1,084
Gain on foreclosed real estate	(46)	(53)	(226)	(692)
Amortization of intangible assets	48	67	239	271
Prepayment penalty on FHLB advances	—	—	—	254
Other	851	1,165	3,029	3,359

Total noninterest expense	11,816	11,159	43,277	41,790

Income before income taxes	7,304	4,890	25,004	19,897
Income taxes	1,478	967	4,934	3,473

NET INCOME	$5,826	$3,923	$20,070	$16,424

Earnings per share:
Basic	$0.60	$0.40	$2.06	$1.65
Diluted	$0.60	$0.40	$2.06	$1.65
Dividends per share	$0.15	$0.12	$0.54	$0.47

	For the Three Months Ended September 30,		For the Twelve Months Ended September 30,
	2022	2021	2022	2021
	(dollars in thousands, except per share data)
CONSOLIDATED AVERAGE BALANCES:
Total assets	$1,856,992	$1,831,798	$1,863,880	$1,885,708
Total interest-earning assets	1,753,758	1,743,440	1,767,206	1,788,361
Total interest-bearing liabilities	1,327,393	1,328,624	1,344,079	1,392,587
Total stockholders’ equity	216,013	200,893	211,919	198,275

PER COMMON SHARE DATA:
Average shares outstanding - basic	9,712,603	9,737,685	9,761,546	9,945,528
Average shares outstanding - diluted	9,715,943	9,738,696	9,765,266	9,947,504
Book value shares	10,371,022	10,461,443	10,371,022	10,461,443

Net interest rate spread:	3.78%	3.08%	3.33%	2.86%
Net interest margin:	3.85%	3.14%	3.38%	2.96%

Contact:	Gary S. Olson, President & CEO
Corporate Office:	200 Palmer Street
Stroudsburg, Pennsylvania 18360
Telephone:	(570) 421-0531